Exhibit 99.1

For Immediate Release

Waste Management Completes $4.6 Billion Acquisition of Advanced Disposal

•	Waste Management’s Acquisition of Advanced Disposal Combines Dedicated and Experienced Teams with Shared Commitments to Safety, Outstanding Customer Service and Operational Excellence
•	Waste Management Continues to be Confident in the Long-Term Value from the Acquisition and Expects Annual Cost and Capital Expenditure Synergies to Exceed $100 Million

HOUSTON – Oct. 30, 2020 – Waste Management (NYSE: WM) announced today that it completed its acquisition of all outstanding shares of Advanced Disposal on October 30, following the receipt of required regulatory approvals. The previously announced purchase price of $30.30 per share in cash represents a total enterprise value of $4.6 billion when including approximately $1.8 billion of Advanced Disposal’s net debt. Advanced Disposal stock will no longer be traded on the NYSE.

This acquisition grows Waste Management’s footprint and allows the Company to deliver unparalleled access to differentiated, sustainable waste management and recycling services to approximately 3 million new commercial, industrial and residential customers primarily located in 16 states in the eastern half of the United States.

“We are excited to reach the finish line on this compelling acquisition, and I would like to welcome the Advanced Disposal team members to the WM family,” said Jim Fish, President and Chief Executive Officer of Waste Management. “The acquisition expands Waste Management’s reach and positions us for significant earnings and cash flow growth. The hard work our integration teams have done has prepared us to provide a seamless transition for employees and customers.”

Immediately following the completion of the Advanced Disposal acquisition, Waste Management and Advanced Disposal completed the sale to GFL Environmental of all of the assets required by the U.S. Department of Justice to be divested in connection with the Advanced Disposal acquisition.

Waste Management funded the transaction using a combination of credit facilities and commercial paper. Waste Management expects to maintain a strong balance sheet and solid investment-grade credit profile with leverage ratios well within the financial covenants of its credit facilities.

“With integration getting underway, the team is focused on a strong finish to 2020,” Fish concluded. “We look forward to providing our 2021 outlook for the combined organization when we announce fourth quarter and full-year earnings.”

FOR MORE INFORMATION

Waste Management

Web site

https://www.wm.com

Analysts

Ed Egl

713.265.1656

eegl@wm.com

Media

Janette Micelli

602.579.6152

jmicelli@wm.com

About Waste Management

Waste Management, based in Houston, Texas, is the leading provider of comprehensive waste management environmental services in North America. Through its subsidiaries, Waste Management provides collection, transfer, disposal services, and recycling and resource recovery. It is also a leading developer, operator and owner of landfill gas-to-energy facilities in the United States. Waste Management’s customers include residential, commercial, industrial, and municipal customers throughout North America. To learn more information about Waste Management, visit www.wm.com.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This press release contains “forward-looking statements” within the meaning of the U.S. federal securities laws about Waste Management, including but not limited to all statements about integration of the acquisition and all outcomes of the acquisition, including future operations, synergies, cost savings, and impact on earnings, cash flow, revenue, return on capital, shareholder returns, strength of the balance sheet and credit ratings; future capital allocation; and future leverage ratio, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “expect,” “likely,” “outlook,” “forecast,” “preliminary,” “would,” “could,” “should,” “can,” “will,” “project,” “intend,” “plan,” “goal,” “guidance,” “target,” “continue,” “sustain, “ “synergy,” “on track,” “believe,” “seek,” “estimate,” “anticipate,” “may,” “possible,” “assume,” and variations of such words and similar expressions are intended to identify such forward-looking statements. Potential investors, stockholders, and other readers should view these statements with caution and should not place undue reliance on such statements. They are based on the facts and circumstances known to Waste Management as of the date the statements are made. These forward-looking statements are subject to risks and uncertainties that could cause actual results to be materially different from those set forth in such forward-looking statements, including but not limited to, general economic and capital markets conditions; public health risk and other impacts of COVID-19 or similar pandemic conditions, including increased costs, social and commercial disruption, service reductions and other adverse effects on business, financial condition, results of operations and cash flows; legal proceedings that may be instituted related to the acquisition; unexpected costs, charges or expenses; failure to successfully integrate the acquisition, realize anticipated synergies or obtain the results anticipated; and other risks and uncertainties described in Waste Management’s filings with the SEC, including Part I, Item 1A of its most recently filed Annual Report on Form 10-K and subsequent reports on Form 10-Q, which are incorporated herein by reference, and in other documents that Waste Management shall file or furnish with the SEC. Except to the extent required by law, Waste Management does not assume any obligation to update any forward-looking statement, including financial estimates and forecasts, after it has been made, whether as a result of new information, future events, circumstances or developments or otherwise.

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